UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2014

NTS REALTY HOLDINGS LIMITED PARTNERSHIP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32389 (Commission file number)	41-2111139 (IRS Employer Identification No.)

600 North Hurstbourne Parkway Suite 300 Louisville, Kentucky 40222 (Address of principal executive offices)

(502) 426-4800 (Registrant’s telephone number, including area code)

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On February 4, 2014, NTS Realty Holdings Limited Partnership (the “Company”, “we”, “us” or “our”), together with the other defendants in the class action lawsuit described below, entered into a Stipulation and Agreement of Compromise, Settlement and Release (the “Settlement Agreement”) with the plaintiffs in the class action (the “Kentucky Action”) captioned, Stephen J. Dannis, et al. v. J.D. Nichols, et al., Case No. 13-CI-00452, pending in Jefferson County Circuit Court of the Commonwealth of Kentucky (the “Court”) against the Company, NTS Realty Capital, Inc., our managing general partner (“Realty Capital”), each of the members of the board of directors of Realty Capital, NTS Realty Partners, LLC and NTS Merger Parent, LLC (“Parent”).  On February 5, 2014, the Court signed an order granting its preliminary approval of the Settlement Agreement, subject to a final fairness settlement hearing (“Final Settlement Hearing”).

The Settlement Agreement provides for the full and complete compromise, settlement, release and dismissal of the Kentucky Action as well as the class action lawsuit pending in the Delaware Court of Chancery under the consolidated case caption of In re NTS Realty Holdings Limited Partnership Unitholders Litigation, Consol. C.A. No. 8302-VCP (the “Delaware Action” and with the Kentucky Action, the “Actions”).

Under the Settlement Agreement: (1) NTS Merger Sub, LLC (“Merger Sub”) will merge with and into the Company pursuant to the terms of the Agreement and Plan of Merger dated February 25, 2014 (the “Merger Agreement”) among the Company, Parent, Merger Sub and Realty Capital; and (2) as consideration for the settlement and release of the claims asserted in the Actions, at the closing of the merger, our limited partnership units (each a “Unit”), other than those Units owned by our founder and the Chairman of Realty Capital, J.D. Nichols, the President and Chief Executive Officer of Realty Capital, Brian F. Lavin, and certain of their affiliates, will be canceled and converted automatically into the right to receive a cash payment equal to (i) $7.50 per Unit plus (ii) a pro rata share of a settlement fund of $7,401,487 (representing $1.75 per Unit) less fees (aggregating $2,220,446 or approximately $0.53 per Unit) and expenses awarded to plaintiffs’ counsel (aggregating $123,930 or approximately $0.03 per Unit) and an incentive award payable to the named plaintiffs in the case (aggregating $50,000 or approximately $0.01 per Unit), as described below.  Therefore, the cash payment due as merger consideration will be equal to $8.68 per Unit.

On April 24, 2014, the Court held the Final Settlement Hearing. At such Final Settlement Hearing, no objections to the Settlement Agreement or the transactions contemplated thereby were made, and the Court entered its Order and Final Judgment (the “Order and Final Judgment”), pursuant to which the Court:

•
permanently certified a non-opt out class pursuant to Kentucky Rule of Civil Procedure 23 and designated plaintiffs in the Kentucky Action as the class representatives with plaintiffs’ counsel as class counsel;

•	determined that the requirements of the rules of the Court and due process have been satisfied;

•
determined that settlement of the Actions on the terms and conditions provided for in the Settlement Agreement is fair, reasonable and adequate, and in the best interests of the class and approved the settlement;

•	dismissed with prejudice in its entirety the Kentucky Action;

•	approved the grant of various releases among the plaintiffs, class members and the defendants and their respective affiliates (the “Releases”);

•
permanently barred and enjoined plaintiffs and all members of the class from instituting, commencing or prosecuting any of the settled claims against any of the parties that are released pursuant to the Releases; and

•
granted plaintiffs’ counsel’s petition for fees (aggregating $2,220,446 or approximately $0.53 per Unit) and reimbursement of expenses (aggregating $123,930 or approximately $0.03 per Unit) and an incentive award to the named plaintiffs in the Actions (aggregating $50,000 or approximately $0.01 per Unit).

In addition to dismissing the Kentucky Action with prejudice, the Settlement Agreement provides that an order dismissing the Delaware Action with prejudice will be entered.  Generally, if there are no appeals filed to the Order and Final Judgment or to any orders dismissing the Actions, then each such order will become final and no longer be subject to appeal after expiration of thirty (30) days following the date of entry of each respective order. Assuming no appeal of the Order and Final Judgment or any orders dismissing the Actions is filed, we expect to satisfy the conditions to closing of the Merger Agreement and to close the merger in June 2014, although there can be no assurance that we will be able to do so.

On April 25, 2014, we issued a press release announcing that the Court held the Final Settlement Hearing.  A copy of the press release is attached to this report as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: N/A
(b)	Pro Forma Financial Information: N/A
(c)	Shell Company Transactions: N/A
(d)	Exhibits:
	99.1	Press release of NTS Realty Holdings Limited Partnership, dated April 25, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NTS REALTY HOLDINGS LIMITED PARTNERSHIP

By:	NTS Realty Capital, Inc.
Its:	Managing General Partner

By:	/s/ Gregory A. Wells
Name:	Gregory A. Wells
Title:	Executive Vice President and CFO
Date:	April 25, 2014

EXHIBIT INDEX

(a)	Financial Statements of Businesses Acquired: N/A
(b)	Pro Forma Financial Information: N/A
(c)	Shell Company Transactions: N/A
(d)	Exhibits:
	99.1	Press release of NTS Realty Holdings Limited Partnership, dated April 25, 2014

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